Exhibit 10.26

Below is a translation of the Loan Agreement, dated May 10, 2019, by and between Guizhou Guinong Technology Holding Company and Guizhou Gongxiao e-Commerce Co., Ltd. Certain identified information has been excluded from this exhibit because it is both immaterial and is the type that the registrant treats as private and confidential.

Loan Agreement

Party A (Lender): Guizhou Guinong Technology Holding Company

Party B (Borrower): Guizhou Gongxiao e-Commerce Co., Ltd.

Now, in relation to the loan to be made by Party A to Party B, the parties hereby agree as follows:

Clause 1: Loan Amount

Party A shall lend to Party B Two Hundred Thousand Yuan of Renminbi (RMB 200,000).

Clause 2: Loan Term

The term of the loan shall run from May 10, 2019 to November 10, 2019.

The loan proceeds shall be transferred to Party B in the account detailed blow by May 10, 2019:

Account Holder Name: Guizhou Gongxiao e-Commerce Co., Ltd.

Account Number: [XXXXXXXXXXXXXXXXX]

Account Bank: China Construction Bank, Guiyang Hebin Branch

Clause 3: Repayment

The loan shall be repaid in full upon expiration of the term of the loan.

Clause 4: Interest Rate

The interest rate for the loan shall be based on benchmark interest rate published by the People’s Bank of China in 2019.

Clause 5: Effective Date

This loan agreement shall be effective as of the date of signature hereto by Party A and Party B.

Clause 6: Dispute Resolution

The parties shall negotiate to resolve all disputes arising in connection with this loan agreement. If the parties fail to agree after negotiation, the parties agree that People’s Court of Guanshanhu District shall have jurisdiction over the disputes.

Clause 7: Breach of Agreement

The parties shall perform their respective obligations under this loan agreement. If the breach of one party causes loss to the other party, the breaching party shall pay to the non-breaching party damages equal in amount to the loss suffered by the non-breaching party.

Clause 8: Miscellaneous

The parties shall negotiate to reach supplemental agreement over other matters not provided for by this loan agreement, and any supplemental agreement shall be equal in force to this loan agreement.

Clause 9: Counterparts

This loan agreement shall be executed in two counterparts, each to be held by one party. The counterparts shall carry equal legal force.

Upon Party B receiving the proceeds of the loan from Party A, Party B shall issue a receipt to Party A. After repayment in full of the principal and interest by Party B to Party A, Party A shall return the receipt or otherwise issue an acknowledgement to Party B as evidence of the completion of each party’s respective obligations under this loan agreement. Records of bank transfers between the parties shall not be the legal basis between the parties for asserting their respective rights and obligations under this loan agreement.

Party A: Guizhou Guinong Technology Holding Company	Party B: Guizhou Gongxiao e-Commerce Co., Ltd.

(Seal)	(Seal)

Date: [ ]	Date: May 10, 2019